EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Oriental Financial Group Inc.:
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-155452) and the registration statements on Form S-8 (No. 333-102696, No. 333-57052, No. 333-84473, and No. 333-147727) of Oriental Financial Group Inc. (the “Group”) of our reports dated July 16, 2010, with respect to the Statement of Assets Acquired and Liabilities Assumed by Oriental Bank and Trust (a wholly owned subsidiary of Oriental Financial Group Inc.), pursuant to the Purchase and Assumption Agreement, dated April 30, 2010, which report appears in the Amendment No. 1 to the Current Report on Form 8-K/A of Oriental Financial Group Inc.
/s/ KPMG LLP
San Juan, Puerto Rico
July 16, 2010